Clear Street, LLC

Rule 10b5-1 Buy Trading Plan

Jeffrey E. Eberwein ("Buyer") hereby adopts this Buy Plan ("Buy Plan") dated June 15, 2022, between Buyer and Clear Street LLC ("Broker"), acting as agent.

Recital

This Buy Plan is being entered into between Buyer and Broker to establish a trading plan for Buyer that complies with the requirements of Rule 10b5-1(c) (1) and, to the extent applicable, Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Buyer is establishing this Buy Plan to buy for Buyer shares of the Common Stock, par value $0.001 per share (the "Common Stock"), of Hudson Global, Inc. (the "Issuer").

A. Implementation of the Plan

1. Buyer hereby appoints Broker to buy shares of Common Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, Broker hereby accepts such appointment.

2. Broker is authorized to begin buying Common Stock pursuant to this Buy Plan on August 15, 2022 (which shall be no earlier than 30 days from the date this Buy Plan is adopted and which shall be no earlier than the day that financial results for the Issuer's quarter ended June 30 2022 are publicly released) and shall cease buying Common Stock on the earliest to occur of the date on which Broker: (a) receives notice of the death of Buyer, (b) as soon as reasonably practical after learning that the Issuer or any other person publicly announces a tender or exchange offer with respect to the Common Stock; (c) written notice from Buyer of the public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Common Stock is exchanged or converted into shares of another company; (d) the date on which Broker receives notice of the commencement of any proceedings in respect of or triggered by Buyer's bankruptcy or insolvency and:

    ☐ August 15, 2023; and

    ☐ the date that aggregate shares of Common Stock in Exhibit A are purchased pursuant to this Buy Plan.

   (the "Plan Buy Period").

3. (a) Broker shall execute buys of the Common Stock in accordance with Exhibit A attached hereto.

   (b) Subject to the restrictions set forth in Exhibit A, Broker shall buy the Daily Maximum Amount (as defined in Exhibit A) on any Trading Day under ordinary principles of best execution at the then-prevailing market price.

   (c) If, consistent with ordinary principles of best execution or for any other reason, Broker cannot buy the Maximum Amount prior to the last Trading Day of the Plan Buy Period,

Broker's authority to buy such shares for the account of Buyer under this Buy Plan shall terminate. A "Trading Day" is any day during the Plan Buy Period that the Nasdaq Global Market (the "Principal Market") is open for business and the Common Stock trades regular way on the Principal Market.

(d) The Maximum Amount and the Maximum Buy Prices (as defined in Exhibit A), if applicable, shall be adjusted automatically on a proportionate basis to take into account any Common Stock split or reverse Common Stock split or any change in capitalization with respect to the Issuer that occurs during the Plan Buy Period.

4. Broker shall not buy Common Stock hereunder at any time when:

   (i) Broker, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities, or other crisis or calamity has occurred; or

   (ii) Broker, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual, or regulatory restriction applicable to it or its affiliates or to Buyer or Buyer's affiliates (other than any such restriction relating to Buyer's possession or alleged possession of material nonpublic information about the Issuer or the Common Stock); or

   (iii) Broker has received notice from the Issuer or Buyer of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit B hereto; or

   (iv) Broker has received notice from Buyer to terminate the Buy Plan in accordance with paragraph C.1 below.

5. Broker may buy Common Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

B. ***Buyer's Representations, Warranties and Covenants.*** Buyer hereby represents warrants and covenants that:

1. Buyer is not aware of any material nonpublic information concerning the Issuer or its securities. Buyer is entering into this Buy Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2. While this Buy Plan is in effect, Buyer agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Buy Plan and agrees, except as expressly permitted herein, not to alter or deviate from the terms of this Buy Plan.

3. (a) Buyer has provided Broker with a certificate dated as of the date hereof signed by the Issuer substantially in the form of Exhibit B hereto.

   (b) Buyer agrees to notify Broker's compliance office by telephone at the number set forth in paragraph F.5 below as soon as practicable if Buyer becomes aware of the occurrence

of any event contemplated by paragraph 3 of the certificate set forth as Exhibit B hereto. Such notice shall indicate the anticipated duration of the restriction but shall not include any other information about the nature of the restriction or its applicability to Buyer and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Broker. Such notice shall be in addition to the notice required to be given to Broker by the Issuer pursuant to the certificate set forth as Exhibit B hereto.

4. The execution and delivery of this Buy Plan by Buyer and the transactions contemplated by this Buy Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Buyer or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Buyer.

5. Buyer agrees that until this Buy Plan has been terminated as permitted herein Buyer shall not (i) enter into a binding contract with respect to the buy of the Common Stock with another broker, dealer, financial institution or other party (each, a "Financial Institution"), (ii) instruct another Financial Institution to buy or buy the Common Stock, or (iii) adopt a plan for trading with respect to Common Stock other than this Buy Plan.

6. Buyer agrees that it shall not, directly, or indirectly, communicate any material nonpublic information relating to the Common Stock or the Issuer to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing this Buy Plan at any time while this Buy Plan is in effect.

7. Buyer agrees that Buyer shall at all times during the Plan Buy Period (as defined), in connection with the performance of this Buy Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, and make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Buyer.

8. Buyer acknowledges and agrees that Buyer does not have, and shall not attempt to exercise, any influence over how, when or whether to effect Buys of the Common Stock pursuant to this Buy Plan.

9. Broker may buy the Common Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Broker or one of its affiliates may make a market in the Common Stock and may act as principal in executing buys under the Buy Plan. To the extent that Broker administers other trading plans relating to Issuer's securities, Broker may aggregate orders for Buyer with orders under other persons' trading plans for execution in a block and allocate each execution on a pro rata basis to each person and Buyer.

C. *Termination*

1. This Buy Plan may not be terminated prior to the end of the Plan Buy Period, except that:

   (i) it may be terminated at any time by written notice from Buyer received by Broker's compliance office at the address or fax number set forth in paragraph F.5 below for any reason as long as such termination is made in good faith and

not as part of a plan or scheme to evade the insider trading rules and Buyer represents that to Broker in such notice, with reasons for a permitted termination including, but not limited to, where legal or regulatory restrictions applicable to Buyer or Buyer's affiliates (other than any such restrictions relating to Buyer's possession or alleged possession of material nonpublic information about the Issuer or the Common Stock) would prevent Broker from Buying Common Stock for Buyer's account during the Plan Buy Period; and

(ii) it may be suspended or, at Broker's option, terminated if Broker has received notice from the Issuer of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit B hereto.

2. Notwithstanding the foregoing, if this Buy Plan is terminated or suspended for any reason, trading under this Buy Plan may not recommence until after the Issuer's public announcement of its financial results of the fiscal quarter during which such termination occurs.

D. Indemnification; Limitation of Liability

1. (a) Buyer agrees to indemnify and hold harmless Broker and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to Broker's actions taken or not taken in compliance with this Buy Plan or arising out of or attributable to any breach by Buyer of this Buy Plan (including Buyer's representations and warranties hereunder) or any violation by Buyer of applicable laws or regulations.

(b) Notwithstanding any other provision hereof, Broker shall not be liable to Buyer for:

(i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or

(ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God".

(c) Notwithstanding any other provision hereof, Broker shall not be liable to Buyer for (i) the exercise of discretionary authority or discretionary control under this Buy Plan, if any, or (ii) any failure to affect a Buy required by paragraph A, except for failures to effect Buys as a result of the gross negligence or willful misconduct of Broker.

2. Buyer has consulted with Buyer's advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, Buyer's adoption and implementation of this Buy Plan.

3. Buyer acknowledges and agrees that in performing Buyer's obligations hereunder neither Broker nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Buyer's assets, or exercising any authority or control respecting management or disposition of Buyer's assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Buyer or Buyer's assets. Without limiting the foregoing, Buyer further acknowledges and agrees that neither Broker nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any "investment advice" within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Buyer's assets.

E. Agreement to Arbitrate

The arbitration provisions of the Trading Services Agreement are incorporated by reference.

F. General

1. Buyer shall pay Broker a commission per share of Common Stock sold as set forth in Exhibit A.

2. Buyer and Broker acknowledge and agree that this Buy Plan is a "securities contract," as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), entitled to all the protections given such contracts under the Bankruptcy Code.

3. This Buy Plan constitutes the entire agreement between the parties with respect to this Buy Plan and supersedes any prior agreements or understandings regarding the Buy Plan.

4. (a) This Buy Plan may be amended by Buyer only upon the written consent of Broker and receipt by Broker of the following documents, each dated as of the date of such amendment:

   (i) a representation signed by the Issuer substantially in the form of Exhibit B hereto; and

   (ii) a certificate signed by Buyer certifying that the representations and warranties of Buyer contained in this Buy Plan are true at and as of the date of such certificate as if made at and as of such date.

   (b) Once each of the aforementioned documents is received by Broker, this Buy Plan, as modified, shall be effective immediately so long as the Issuer is in an open trading window.

5. All notices to Broker under this Buy Plan shall be given to Broker's compliance office in the manner specified by this Buy Plan by confirmed email to cscompliance@clearstreet.io and jvencil@clearstreet.io or by certified mail to the address below:

Clear Street LLC

150 Greenwich Street, 45th floor
New York, NY 10007
(646) 738-3807
Attn.: Compliance Department
A copy of all notices to: bdlegal@clearstreet.io

6. Buyer's rights and obligations under this Buy Plan may not be assigned or delegated without the written permission of Broker.

7. This Buy Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8. If any provision of this Buy Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Buy Plan will continue and remain in full force and effect.

9. This Buy Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

10. The Buyer understands that due to the manual process involved in executing and reporting trades on the floor of the New York Common Stock Exchange ("NYSE"), a trade that is otherwise compliant with the price restrictions of Rule 10b-18 may appear to have been affected outside of the price restriction. Such a condition typically occurs because of the delays inherent in the NYSE specialist process of reporting a trade to the consolidated tape. In those instances, where there is a delay between the execution and reporting of a trade by the specialist on the NYSE floor, a trade reported to the consolidated tape by another market may cause the NYSE trade report to appear as an "uptick", i.e., a trade executed at a price higher than the highest independent bid or last buy price. These conditions are more likely to occur in actively traded Common Stocks.

[SIGNATURE PAGE FOLLOWS]

NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPH E, PAGE 5.

IN WITNESS WHEREOF, the undersigned have signed this Buy Plan as of the date first written above.

Jeffrey E. Eberwein

By: /s/ Jeffrey E. Eberwein

Clear Street LLC.

By: /s/ Andy Volz

Signature page to Eberwein 10b5-1 HSON Plan dated effective June 15, 2022